Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2013 THIRD QUARTER RESULTS

-Reports Record Home Sales Revenue and Homebuilding Gross Margins-

-Signs Agreement to Combine With Weyerhaeuser’s Homebuilding Company-

-TRI Pointe Poised to Become a Top 10 Homebuilder-

-Company Raises 2013 Revenue and EPS Guidance-

Irvine, California, November 13, 2013 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced record results for the third quarter ended September 30, 2013.

2013 Third Quarter Highlights and Comparisons to the 2012 Third Quarter

•	Net income was $4.7 million, or $0.15 per diluted share compared to a net loss of $(1.5) million, or $(0.10) per diluted share

•	New home orders increased to 135 compared to 74

•	Active selling communities averaged 7.6 compared to 6.0

•	New home orders per average selling community were 17.8 orders (5.92 monthly) compared to 12.3 orders (4.11 monthly)

•	Cancellation rate improved to 11% compared to 17%

•	Backlog of 227 homes with a dollar value of $162.7 million

•	Average sales price in backlog of $717,000

•	Home sales revenue was $56.8 million compared to $10.0 million

•	New homes delivered increased to 91 compared to 25

•	Average sales price of homes delivered grew 57% to $624,000

•	Homebuilding gross margin percentage improved to 23.0% from 11.7%

•	Acquired 252 lots valued at $48.1 million and controlled an additional 520 lots

•	Cash, cash equivalents and marketable securities were $62.2 million compared to $19.8 million as of December 31, 2012

•	Ratio of debt to capital improved to 22.8% compared to 27.8% as of December 31, 2012

Douglas F. Bauer, Chief Executive Officer stated, “Our team continued to execute on our plan by delivering record home sales revenue, homebuilding gross margins, backlog and average selling price in backlog. As a result of this strong performance, we are excited to announce that we are raising our full year 2013 guidance.”

“With our recent announcement of an agreement to acquire Weyerhaeuser Real Estate Company (“WRECO”), we have accelerated our long term plan to be a leading regional homebuilder in some of the nation’s fastest growing markets,” Mr. Bauer continued. The combination of WRECO’s’ local market knowledge and TRI Pointe’s strong and established history of success should result in a powerful and focused homebuilding company. This transformative transaction will enable us to broaden our geographic presence, expand our California land holdings, enhance our operating teams with deep talent at all levels of the organization, providing us with the ability to drive future earnings and growth. Furthermore, our market capitalization should expand in excess of $2.5 billion, providing additional liquidity and financial flexibility for the company and our stockholders.”

Third quarter 2013 operating results

Net income was $4.7 million, or $0.15 per diluted share in the third quarter of 2013, compared to a net loss of $(1.5) million, or $(0.10) per diluted share for the third quarter of 2012, primarily driven by a $11.9 million increase in homebuilding gross margin due to higher home sales revenue and increased homebuilding gross margin percentages, offset by an increase in SG&A expense of $3.6 million and an increase in our provision for income taxes of $1.8 million. Net income for the third quarter of 2013 was positively impacted by $906,000 in tax benefit recorded to the Company’s provision for income taxes related to the reversal of the valuation allowance on the Company’s deferred tax assets. The valuation allowance was reversed as a result of, among other things, the Company’s recent financial and operating results including three years of cumulative income, four consecutive quarters of profitability and strong growth in orders and backlog. Net income for the third quarter of 2013 impacted by $(490,000) related to costs associated with the WRECO transaction.

Home sales revenue increased $46.8 million to $56.8 million for the 2013 third quarter, as compared to $10.0 million for the same period in 2012, primarily attributable to a significant increase in new homes delivered to 91 and a growth in the Company’s average sales price of homes delivered to $624,000. The increase in the average sales price of homes delivered was reflective of increased pricing power and product mix including deliveries in our Northern California projects which have higher average sales prices. Furthermore, the growth in new home deliveries was due to an increase in the average number of selling communities to 7.6 for the 2013 third quarter as compared to 6.0 for the same period in 2012.

New home orders increased to 135 homes for the 2013 third quarter, the highest amount of quarterly orders since the Company began acquiring land in 2010. The Company’s overall absorption rate per average selling community for the three months ended September 30, 2013 increased to 17.8 orders (5.92 monthly), compared to 12.3 orders (4.11 monthly) during the same period in 2012. The improved order trends for the 2013 third quarter resulted in an increase in the number of homes in backlog to 227, representing approximately $162.7 million in home sales revenue. The average sales price of homes in backlog increased $154,000, or 27%, to $717,000 compared to September 30, 2012. The increase in the average sales price of homes in backlog was largely due to the success of three new communities that opened in Southern California during the third quarter of 2013 with average sales prices ranging from $700,000 to $1.2 million. We expect that for the balance of 2013, our average sales price will continue to vary due to the mix of units and the timing of our new communities.

The Company’s homebuilding gross margin percentage for the 2013 third quarter increased to 23.0% compared to 11.7% for the same period in 2012. This increase compared to the same period in 2012 was primarily due to price increases during 2013 and the delivery unit mix from new projects which are achieving higher homebuilding gross margins. Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 24.2%* for the 2013 third quarter versus 12.6%* for the same period in 2012.

SG&A expense for the 2013 third quarter was $6.2 million (10.9% of home sales revenue) compared to $2.6 million (25.8% of home sales revenue) for the same period in 2012. The increase was attributable to a $986,000 increase in sales and marketing expenses related to the planned growth in the number of active selling communities and the number of homes delivered. In addition, general and administrative expenses increased $2.6 million primarily due to compensation related expenses as a result of increased office headcount and other costs incurred to support the Company’s continued growth.

The Company purchased 252 lots valued at $48.1 million during the 2013 third quarter, 166 of which were located in Southern California, 32 in Northern California and 54 in Colorado. Furthermore, an additional 520 lots were contracted or controlled during the third quarter, 294 of which were located in Southern California, 38 in Northern California and 188 in Colorado. As of September 30, 2013, the Company owned or controlled 3,160 lots, of which 1,690 are owned and actively selling or under development and 1,470 are controlled under land option contracts, purchase contracts, or non-binding letters of intent. Of the 3,160 lots owned and controlled, 1,374 are in Southern California, 1,090 in Northern California and 696 in Colorado.

Thomas J. Mitchell, President and Chief Operating Officer, commented, “We are excited that in addition to executing on our homebuilding operations, we have been extremely successful acquiring new land in all three of our core markets. This additional land will facilitate our rapid growth, further diversify our product portfolio, and increase our market share.”

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

Subsequent Events

On November 4, 2013, the Company announced that its Board of Directors had approved a definitive agreement pursuant to which Weyerhaeuser Real Estate Company (“WRECO”), the wholly owned homebuilding and real estate subsidiary of Weyerhaeuser Company (NYSE: WY) (“Weyerhaeuser”) will combine with a subsidiary of TRI Pointe in a transaction valued at approximately $2.7 billion.

The transaction, when consummated, should establish TRI Pointe Homes, Inc. as one of the 10 largest homebuilders in the United States based on estimated combined equity market value. The addition of five well-known brands, Pardee Homes – Southern California and Las Vegas; Trendmaker Homes – Texas; Maracay Homes – Arizona; Winchester Homes – Washington, DC metro area; and Quadrant Homes – Puget Sound region of Washington State will result in the combined company owning or controlling approximately 30,000 lots primarily located in high-growth, lot-constrained markets, with approximately 19,000 of these lots located in the California market. The transaction is expected to close by the end of the second quarter of 2014.

2013 Outlook

With the addition of two new selling communities in the fourth quarter of 2013, we will have nine active selling communities at the end of 2013. The Company expects to deliver approximately 65% of its 227 units in backlog as of September 30, 2013 during the fourth quarter of 2013. The Company is maintaining deliveries between 370 and 380 units. Based on the success of our new community openings and continued price appreciation as evidenced by our average sales price in backlog, the Company is raising guidance on 2013 home sales revenue to the range of $225 to $230 million from the previous range of $215 to $220 million and diluted earnings per share to the range of $0.46 to $0.48 from the previous range of $0.40 to $0.42, exclusive of expenses associated with the WRECO transaction.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, November 13, 2013. The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Participants may access the live webcast by visiting the Company’s investor relations website at www.TRIPointeHomes.com. The call can also be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants.

The replay of the call will be available from approximately 1:00 p.m. Eastern Time on November 13, 2013 through midnight Eastern Time on November 27, 2013. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 10000609. The archive of the webcast will be available on the Company’s Web site for a limited time.

About TRI Pointe Homes, Inc.

TRI Pointe Homes, Inc (NYSE: TPH) is engaged in the design, construction and sale of innovative single-family homes in planned communities in major metropolitan areas located throughout Southern and Northern California and, more recently, Colorado. The Company is headquartered in Irvine, California. For more information about the Company and its new home developments please visit the Company’s website at www.TRIPointeHomes.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group; availability of qualified personnel and our ability to retain our key personnel; our ability to complete the acquisition of WRECO and to integrate it successfully; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.

Investor Relations Contact:

Brad Cohen, InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Operating Data:
Home sales	$56,801	$9,953	$46,848	$128,115	$22,277	$105,838
Homebuilding gross margin	$13,036	$1,169	$11,867	$26,583	$2,614	$23,969
Homebuilding gross margin %	23.0%	11.7%	11.3%	20.7%	11.7%	9.0%
Adjusted homebuilding gross margin % *	24.2%	12.6%	11.6%	21.9%	12.7%	9.2%
SG&A expense	$6,195	$2,565	$3,630	$16,737	$6,506	$10,231
SG&A expense as a % of home sales	10.9%	25.8%	(14.9)%	13.1%	29.2%	(16.1)%
Net income (loss)	$4,686	$(1,480)	$6,166	$7,031	$(3,940)	$10,971
EBITDA *	$7,804	$(1,226)	$9,030	$13,518	$(3,189)	$16,707
Interest incurred and capitalized to inventory	$698	$650	$48	$2,011	$1,297	$714
Interest expense	$—	$—	$—	$—	$—	$—
Interest in cost of home sales	$690	$85	$605	$1,448	$211	$1,237
Other Data:
Net new home orders	135	74	82%	389	129	202%
New homes delivered	91	25	264%	230	55	318%
Average selling price of homes delivered	$624	$398	57%	$557	$405	38%
Average selling communities	7.6	6.0	1.6	7.1	5.0	2.1
Selling communities at end of period	7	7	—	7	7	—
Cancellation rate	11%	17%	(6)%	8%	17%	(9)%
Backlog (estimated dollar value)	$162,730	$46,126	253%
Backlog (homes)	227	82	177%
Average selling price in backlog	$717	$563	27%

	September 30, 2013	December 31, 2012	Change
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$62,231	$19,824	$42,407
Real estate inventories	$359,878	$194,083	$165,795
Lots owned and controlled	3,160	1,550	104%
Homes under construction(1)	231	91	154%
Notes payable	$92,452	$57,368	$35,084
Equity	$312,846	$149,153	$163,693
Book capitalization	$405,298	$206,521	$198,777
Ratio of debt-to-capital	22.8%	27.8%	(5.0)%
Ratio of net debt-to-capital *	8.8%	20.1%	(11.3)%

(1)	Homes under construction includes completed homes
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$32,303	$19,824
Marketable securities	29,928	—
Real estate inventories	359,878	194,083
Contracts and accounts receivable	533	548
Other assets	8,326	3,061

Total Assets	$430,968	$217,516

Liabilities and Stockholders’ Equity
Accounts payable	$14,598	$7,823
Accrued liabilities	11,072	3,172
Notes payable	92,452	57,368

Total Liabilities	118,122	68,363

Equity:
Members equity	—	149,153
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 31,597,907 shares issued and outstanding as of September 30, 2013	316	—
Additional paid-in capital	309,852	—
Retained earnings	2,769	—
Accumulated other comprehensive income	(91)	—

Total Stockholders’ equity	312,846	—

Total Equity	312,846	149,153

Total Liabilities and Equity	$430,968	$217,516

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Home sales	$56,801	$9,953	$128,115	$22,277
Fee building	1,738	107	9,399	244

Total revenues	58,539	10,060	137,514	22,521

Expenses:
Cost of home sales	43,765	8,784	101,532	19,663
Fee building	1,575	95	8,595	206
Sales and marketing	2,047	1,061	5,168	2,351
General and administrative	4,148	1,504	11,569	4,155

Total expenses	51,535	11,444	126,864	26,375

Income (loss) from operations	7,004	(1,384)	10,650	(3,854)
Other income (expense), net	(509)	(96)	(248)	(86)

Income (loss) before income taxes	6,495	(1,480)	10,402	(3,940)
Provision for income taxes	(1,809)	—	(3,371)	—

Net income (loss)	$4,686	$(1,480)	$7,031	$(3,940)

Net Income (loss) per share
Basic	$0.15	$(0.10)	$0.23	$(0.28)
Diluted	$0.15	$(0.10)	$0.23	$(0.28)

Weighted average number of shares
Basic	31,597,907	15,484,663	30,499,006	14,278,384
Diluted	31,618,085	15,484,663	30,514,516	14,278,384

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net income (loss)	$4,686	$(1,480)	$7,031	$(3,940)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	118	52	342	191
Amortization of stock-based compensation	501	117	1,345	349
Gain on sales of marketable securities	—	—	(19)	—
Changes in operating assets and liabilities:
Real estate inventories	(58,047)	(20,951)	(165,795)	(66,445)
Contracts and accounts receivable	915	273	15	(152)
Other assets	(6,056)	(148)	(5,235)	(152)
Accounts payable	7,378	1,687	6,775	1,195
Accrued liabilities	5,458	394	7,900	(414)

Net cash used in operating activities	(45,047)	(20,056)	(147,641)	(69,368)

Cash flows from investing activities
Purchases of furniture and equipment	(82)	(41)	(372)	(102)
Purchases of marketable securities	—	—	(125,000)	—
Sales of marketable securities	10,000	—	95,000	—

Net cash provided by (used in) investing activities	9,918	(41)	(30,372)	(102)

Cash flows from financing activities
Net proceeds from issuance of common stock	—	—	155,408	—
Cash contributions from member	—	15,000	—	29,000
Financial advisory fee paid on capital raised	—	(525)	—	(1,015)
Cash from common units subject to redemption	—	37,000	—	37,000
Borrowings from notes payable	69,624	18,251	123,474	63,253
Repayments of notes payable	(39,729)	(12,407)	(88,390)	(23,690)

Net cash provided by financing activities	29,895	57,319	190,492	104,548

Net increase (decrease) in cash and cash equivalents	(5,234)	37,222	12,479	35,078
Cash and cash equivalents – beginning of period	37,537	8,020	19,824	10,164

Cash and cash equivalents – end of period	$32,303	$45,242	$32,303	$45,242

Supplemental disclosure of cash flow information
Interest paid, net of amounts capitalized	$—	$—	$—	$—

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling
	Delivered	Price	Delivered	Price	Delivered	Price	Delivered	Price
New Homes Delivered:
Southern California	56	$463	25	$398	165	$422	55	$405
Northern California	34	896	—	—	64	908	—	—
Colorado	1	382	—	—	1	382	—	—

Total	91	$624	25	$398	230	$557	55	$405

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	New	Average	New	Average	New	Average	New	Average
	Home	Selling	Home	Selling	Home	Selling	Home	Selling
	Orders	Communities	Orders	Communities	Orders	Communities	Orders	Communities
Net New Home Orders:
Southern California	98	3.8	61	4.5	277	4.1	107	4.2
Northern California	26	2.8	13	1.5	99	2.6	22	0.8
Colorado	11	1.0	—	—	13	0.4	—	—

Total	135	7.6	74	6.0	389	7.1	129	5.0

	September 30, 2013			September 30, 2012
		Backlog	Average		Backlog	Average
	Backlog	Dollar	Selling	Backlog	Dollar	Selling
	Units	Value	Price	Units	Value	Price
Backlog:
Southern California	165	$113,059	$685	60	$22,340	$372
Northern California	50	45,105	902	22	23,786	$1,081
Colorado	12	4,566	381	—	—	—

Total	227	$162,730	$717	82	$46,126	$563

	September 30,	December 31,
	2013	2012
Lots Owned and Controlled:
Southern California	1,374	777
Northern California	1,090	520
Colorado	696	253

Total	3,160	1,550

Lots by Ownership Type:
Lots owned	1,690	775
Lots controlled(1)	1,470	775

Total	3,160	1,550

(1)	Includes lots that are under land option contracts, purchase contracts or non-binding letters of intent. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended
	September 30,
	2013	%	2012	%
	(dollars in thousands)
Home sales	$56,801	100.0%	$9,953	100.0%
Cost of home sales	43,765	77.0%	8,784	88.3%

Homebuilding gross margin	13,036	23.0%	1,169	11.7%
Add: interest in cost of home sales	690	1.2%	85	0.9%

Adjusted homebuilding gross margin	$13,726	24.2%	$1,254	12.6%

Homebuilding gross margin percentage	23.0%		11.7%

Adjusted homebuilding gross margin percentage	24.2%		12.6%

	Nine Months Ended
	September 30,
	2013	%	2012	%
	(dollars in thousands)
Home sales	$128,115	100.0%	$22,277	100.0%
Cost of home sales	101,532	79.3%	19,663	88.3%

Homebuilding gross margin	26,583	20.7%	2,614	11.7%
Add: interest in cost of home sales	1,448	1.2%	211	1.0%

Adjusted homebuilding gross margin	$28,031	21.9%	$2,825	12.7%

Homebuilding gross margin percentage	20.7%		11.7%

Adjusted homebuilding gross margin percentage	21.9%		12.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30,	December 31,
	2013	2012
	(dollars in thousands)
Debt	$92,452	$57,368
Equity	312,846	149,153

Total capital	$405,298	$206,521

Ratio of debt-to-capital(1)	22.8%	27.8%

Debt	$92,452	$57,368
Less: cash, cash equivalents and marketable securities	(62,231)	(19,824)

Net debt	30,221	37,544
Equity	312,846	149,153

Total capital	$343,067	$186,697

Ratio of net debt-to-capital(2)	8.8%	20.1%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash, cash equivalents and marketable securities) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful as one measure of the Company’s ability to service debt and obtain financing.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Net income (loss)	$4,686	$(1,480)	$7,031	$(3,940)
Interest expense:
Interest incurred	698	650	2,011	1,297
Interest capitalized	(698)	(650)	(2,011)	(1,297)
Amortization of interest in cost of home sales	690	85	1,448	211
Provision for income taxes	1,809	—	3,371	—
Depreciation and amortization	118	52	342	191
Gain on sales of marketable securities	—	—	(19)	—
Amortization of stock-based compensation	501	117	1,345	349

EBITDA	$7,804	$(1,226)	$13,518	$(3,189)

The following table reconciles net cash used in operating activities, as reported and prepared in accordance with GAAP, to EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Net cash used in operating activities	$(45,047)	$(20,056)	$(147,641)	$(69,368)
Amortization of interest in cost of home sales	690	85	1,448	211
Provision for income taxes	1,809	—	3,371	—
Changes in operating assets and liabilities:
Real estate inventories	58,047	20,951	165,795	66,445
Contracts and accounts receivable	(915)	(273)	(15)	152
Other assets	6,056	148	5,235	152
Accounts payable	(7,378)	(1,687)	(6,775)	(1,195)
Accrued liabilities	(5,458)	(394)	(7,900)	414

EBITDA	$7,804	$(1,226)	$13,518	$(3,189)